UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 16, 2003

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

2727 North Loop West, Houston, Texas	77008-1037
(Address of Principal Executive Offices)	(Zip Code)

(713) 880-6500
(Registrant's Telephone Number, including Area Code)

Items 5, 9 and 12.    OTHER EVENTS, REGULATION FD DISCLOSURE AND RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        On July 16, 2003, Enterprise Products Partners L.P. issued a press release declaring its second quarter 2003 quarterly cash distribution rate and providing earnings guidance for the three and six month periods ending June 30, 2003. A copy of this press release is furnished as Exhibit 99.1 to this current report. A webcast conference call to discuss this information will be held at 9:00AM on Wednesday, July 16, 2003. The webcast conference call will be available for replay on Enterprise Products Partners L.P.‘s website at www.epplp.com. The conference call will be archived on our website for 30 days following the webcast.

        The non-generally accepted accounting principle (“non-GAAP”) financial measure of estimated distributable cash flow is presented in the earnings guidance portion of the press release. We believe that investors benefit from having access to the same financial measures being utilized by our management. Estimated distributable cash flow is a significant liquidity metric used by our management to compare basic cash flows expected to be generated by the partnership to the cash distributions we expect to pay our limited and general partners. Using this metric, management can quickly compute the coverage ratio of expected cash flows to expected cash distributions.

        Distributable cash flow is an important financial measure for our limited partners (including public unitholders) since it is an indicator of our success in providing a cash return on their investment. Specifically, this financial measure tells investors whether or not the partnership is expected to generate cash flows at a level that can sustain or support an increase in our quarterly cash distributions paid to partners. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a partnership unit is generally determined by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The distributable cash flow statistic provides investors with an indicator of our ability to pay cash distributions.

        The amounts we include in the calculation of our estimated distributable cash flow are computed in accordance with generally accepted accounting principles (“GAAP”), with the exception of sustaining capital expenditures. Sustaining capital expenditures are capital expenditures (as defined by GAAP) generally resulting from improvements to and major renewals of existing assets. Several adjustments to forecasted net income are required to calculate estimated distributable cash flow. These adjustments include:

(1)	the addition of non-cash expenses such as depreciation and amortization expense;

(2)	the addition of operating lease expenses for which the partnership does not have the payment obligation;

(3)	the addition of actual cash distributions received from unconsolidated affiliates less equity in income from unconsolidated affiliates;

(4)	other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and

(5)	the subtraction of sustaining capital expenditures.

        Distributable cash flow excludes adjustments for changes in the deferred income tax expense account and the net effect of changes in our operating accounts, both of which are components of the GAAP measure of operating activities cash flows. Changes in the deferred income tax accounts generally reflect timing differences between the recognition of income tax expense and payments made to taxing authorities. In the calculation of distributable cash flow, we treat income tax expense as shown on our statements of consolidated operations as an immediate reduction in cash flow and do not adjust for such timing differences. Distributable cash flow also excludes adjustments for the net effect of changes in operating accounts, which are generally the result of timing of sales and purchases near the end of each period.

        Based on information currently available, we have provided a reconciliation of estimated distributable cash flow to estimated cash flows from operating activities before changes in operating accounts (its most comparable financial measure calculated in accordance with GAAP). The change in deferred income tax accounts is not available at this time; however, its effect on cash flows from operating activities is not expected to be material. In addition, the net effect of changes in operating accounts is not available at this time. As noted above, this amount increases or decreases cash flows from operating activities depending generally on the timing of sales and purchases near the end of a reporting period. Depending on the nature of transactions occurring at the end of a period, this net amount can be material to the full calculation of cash flows from operating activities. The range of forecasted financial statistics presented within this current report on Form 8-K are based on our current estimates of these amounts and are subject to change once actual amounts are recorded.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Enterprise Products Partners L.P. press release dated July 16, 2003.

99.2	Reconciliation of estimated distributable cash flow to estimated cash flows from operating activities before changes in operating accounts for the three and six month periods ending June 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products GP, LLC, as general partner

Date: July 16, 2003	By:	/s/ Michael J. Knesek
Michael J. Knesek
Vice President, Controller, and
Principal Accounting Officer of
Enterprise Products GP, LLC